ENHANCED DEATH BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The Effective Date is the Issue Date shown on the Contract Schedule of the Contract to which this Endorsement is attached. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the section of the Contract captioned "Proceeds Payable On Death - Death Benefit Amount During The Accumulation Period."

                            PROCEEDS PAYABLE ON DEATH

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit will be the greater of:

         1.       The Contract Value, less any applicable Premium Tax; or

         2. The Guaranteed Death Benefit equal to the Purchase Payments less any surrenders, any Contingent Deferred Sales Charge paid on such surrenders and any applicable Premium Tax.

The Death Benefit is determined as of the end of the Valuation Period during which we received at the Valuemark Service Center both due proof of death and an election of the payment method.

 If the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.




                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA



       /s/Alan A. Grove               /s/ Lowell C Anderson
       Vice President and Secretary  Chairman of the Board, President, and CEO


S20156
_______________________________________________________________________________

S20195

                  [CHARTER] ENHANCED DEATH BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The Effective Date is the Issue Date shown on the Contract Schedule of the Contract to which this Endorsement is attached. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the section of the Contract captioned "Proceeds Payable On Death - Death Benefit Amount During The Accumulation Period."

                            PROCEEDS PAYABLE ON DEATH

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit will be the greater of:

         1. The Contract Value, less any applicable Premium Tax, determined as of the end of the Valuation Period during which we received at the Valuemark Service Center both due proof of death and an election of the payment method; or

         2. The Guaranteed Minimum Death Benefit as defined below, less any applicable Premium Tax, determined as of the date of death.

The Guaranteed Minimum Death Benefit is the greater of (a) or (b) below:

         a)       The sum of all Purchase Payments made less any surrenders.

         b) The greatest Anniversary Value for Contract Anniversaries prior to the Owner's attained age 86. The Anniversary Value is equal to the Contract Value on a Contract Anniversary, increased by the dollar amount of any Purchase Payments made since that Anniversary and decreased by the dollar amount of any surrenders since that Anniversary.


If Joint Owners are named, the Age of the older Owner will be used to determine the Guaranteed Minimum Death Benefit. If the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.


                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA



       /s/Michael T Westermeyer               /s/ Lowell C Anderson
    Vice President and Secretary     Chairman of the Board, President, and CEO